                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement           [ ] Confidential, for use of the
                                              Commission only
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               MIDWAY GAMES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                  MIDWAY LOGO

                               MIDWAY GAMES INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 25, 2000
                            ------------------------

To the Stockholders of
  MIDWAY GAMES INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Midway Games Inc. will be held on Tuesday, January 25, 2000 at 10:00 a.m. Central Standard Time at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, to consider and act upon the following matters:

1. Electing four (4) Class II Directors;

2. Ratifying the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2000; and

3. Transacting such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The close of business on December 8, 1999 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournments thereof. A list of the stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder of Midway for any purpose germane to the annual meeting during regular business hours at the offices of Midway for the ten-day period prior to the annual meeting.

     YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE ANNUAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors,

Chicago, Illinois                              ORRIN J. EDIDIN
December 13, 1999                              Vice President, Secretary and General Counsel

                         ANNUAL MEETING OF STOCKHOLDERS
                                       OF
                               MIDWAY GAMES INC.

                                PROXY STATEMENT

INTRODUCTION

     Midway Games Inc. ("we", "us" or "Midway") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at our Annual Meeting of Stockholders. The meeting is scheduled to be held at The Standard Club, Chicago Room, 4th Floor, 320 South Plymouth Court, Chicago, Illinois 60604, on Tuesday, January 25, 2000 at 10:00 a.m. Central Standard Time, or at any proper adjournments.

     If you properly execute and return your proxy form, it will be voted in accordance with your instructions. If you return your proxy but give us no instructions as to any matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

     The mailing address of our principal executive offices is 3401 North California Avenue, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about December 13, 1999.

     Only holders of our common stock, $.01 par value per share, of record at the close of business on December 8, 1999 (the "Record Date") will be entitled to vote at our annual meeting or any adjournments. There were 38,039,030 shares of our common stock outstanding on the Record Date (excluding 713,000 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons which, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

                                                               NUMBER OF
                                                               SHARES OF     PERCENTAGE OF
                                                              COMMON STOCK    OUTSTANDING
                                                              BENEFICIALLY      COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                            OWNED(1)       STOCK(1)
------------------------------------                          ------------   -------------
Sumner M. Redstone and National Amusements, Inc. ...........   9,618,636(2)      25.3%
  200 Elm Street
  Dedham, MA 02026
Merrill Lynch & Co., Inc. ..................................   2,624,557(3)       6.9%
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10381
Neil D. Nicastro
  Midway Games Inc. ........................................   2,246,758(4)       5.7%
  3401 North California Avenue
  Chicago, IL 60618
Capital Guardian Trust Company..............................   2,030,000(5)       5.3%
  11100 Santa Monica Blvd.
  Los Angeles, CA 90025

---------------
(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days.

(2) Based upon a Form 4 filed with the SEC by Sumner M. Redstone on July 9, 1999. Mr. Redstone and National Amusements, Inc., a Maryland corporation, reported beneficial ownership of and sole investment power with respect to 5,495,865 and 4,122,771 shares, respectively, of our common stock. As a result of his stock ownership in National Amusements, Inc., Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by National Amusements, Inc.

(3) Based upon Schedule 13G filed with the SEC by Merrill Lynch & Co., Inc. as the parent holding company of Merrill Lynch Asset Management Group ("AMG") on February 4, 1999. AMG reported that it is the beneficial owner of the shares as a result of its subsidiaries' acting as investment advisers to various investment companies. AMG reported that it has shared voting and dispositive power over the shares.

(4) Includes 1,471,850 shares of common stock underlying stock options.

(5) Based upon Schedule 13G filed with the SEC by Capital Guardian Trust Company on February 12, 1999. The filer reported that it is deemed to be the beneficial owner of the shares as a result of its acting as the investment manager of various institutional accounts. The filer reported that it has sole voting power over 1,703,000 of the shares and sole dispositive power over all of the shares.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and the executive officers named in the Summary Compensation Table below and by all of our directors and executive officers as a group:

                                                              NUMBER OF
                                                              SHARES OF     PERCENTAGE OF
                                                             COMMON STOCK    OUTSTANDING
                                                             BENEFICIALLY      COMMON
NAME OF BENEFICIAL OWNER                                       OWNED(1)       STOCK(1)
------------------------                                     ------------   -------------
Harold H. Bach, Jr. .......................................     210,130(2)        **
William C. Bartholomay.....................................      80,370(3)        **
Byron C. Cook..............................................     568,529(4)       1.5%
Orrin J. Edidin............................................      39,072(5)        **
Kenneth J. Fedesna*........................................     201,435(6)        **
William E. McKenna*........................................      51,958(3)        **
Norman J. Menell...........................................      52,506(3)        **
Louis J. Nicastro..........................................      50,547(3)        **
Neil D. Nicastro...........................................   2,246,758(7)       5.7%
Harvey Reich*..............................................      51,277(3)        **
Ira S. Sheinfeld*..........................................      56,801(3)        **
Gerald O. Sweeney, Jr. ....................................      35,000(3)        **
Richard D. White...........................................      35,000(3)        **
Directors and Executive Officers as a group (14 persons)...   3,679,383(8)       9.1%

---------------
 *  Nominee for Director

**  Less than 1%

(1) Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying options are deemed to be beneficially owned if the holder of the option has the right to acquire beneficial ownership of the underlying shares within 60 days.

(2) Includes 163,842 shares of common stock underlying stock options.

(3) Includes 35,000 shares of common stock underlying stock options.

(4) Includes 404,955 shares of common stock underlying stock options.

(5) Includes 29,804 shares of common stock underlying stock options.

(6) Includes 149,229 shares of common stock underlying stock options.

(7) Includes 1,471,850 shares of common stock underlying stock options.

(8) Includes an aggregate of 2,499,680 shares of common stock underlying stock options.

                  PROPOSAL 1 -- ELECTION OF CLASS II DIRECTORS

     Our Board of Directors is divided into three classes. Directors are elected for staggered three year terms to succeed those directors whose terms expire.

     Upon the recommendation of the Nominating Committee, the following four (4) directors are nominated for election to serve as Class II Directors for a term of three (3) years and until their respective successors are elected and shall qualify. All of the nominees are at present Class II Directors, whose term expires at the annual meeting. If any of the nominees are unable to serve or refuse to serve as directors, an event which the Board does not anticipate, the proxies will be voted in favor of those nominees who do remain as candidates, except as you otherwise specify, and may be voted for substituted nominees.

        NAME OF CLASS II DIRECTOR                      POSITION WITH COMPANY AND              DIRECTOR
              NOMINEE (AGE)                               PRINCIPAL OCCUPATION                 SINCE
        -------------------------                      -------------------------              --------
Kenneth J. Fedesna (50)...................  Executive Vice President -- Coin-Op Video and         1996
                                            Director
William E. McKenna (80)...................  Director; General Partner, MCK Investment             1996
                                            Company
Harvey Reich (70).........................  Director; Attorney                                    1996
Ira S. Sheinfeld (61).....................  Director; Attorney, Squadron, Ellenoff, Plesent       1996
                                            & Sheinfeld LLP

     KENNETH J. FEDESNA became our Executive Vice President -- Coin-Op Video in August 1996. Mr. Fedesna served as our Vice President and General Manager from 1988 to August 1996. He also served as Vice President and General Manager of Williams Electronics Games, Inc., a subsidiary of WMS Industries Inc. ("WMS"), our former parent company, for over five years until August 1999.

     WILLIAM E. MCKENNA has served as a General Partner of MCK Investment Company, Beverly Hills, California for over five years. He also is a director of California Amplifier, Inc., Drexler Technology Corporation, Safeguard Health Enterprises, Inc. and WMS.

     HARVEY REICH was a member of the law firm of Robinson Brog Leinwand Greene Genovese & Gluck, P.C., New York, New York and its predecessor firms for over five years until his retirement from that firm in July 1998. He is a director of WMS.

     IRA S. SHEINFELD has been a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, New York, New York for over five years. He is a director of WMS.

     The remaining incumbent directors, whose terms of office have not expired, are as follows:

                                                       POSITION WITH COMPANY AND              DIRECTOR
          NAME OF DIRECTOR (AGE)                          PRINCIPAL OCCUPATION                 SINCE
          ----------------------                       -------------------------              --------
Class I Directors: Term expiring at our 2001 Annual Meeting
Neil D. Nicastro (43).....................  Chairman of the Board, President, Chief
                                            Executive Officer and Chief Operating Officer       1988
William C. Bartholomay (71)...............  Director; President of Near North National Group    1996
Norman J. Menell (68).....................  Director; Vice Chairman of the Board of WMS         1996
Louis J. Nicastro (71)....................  Director; Chairman of the Board, President and
                                            Chief Executive Officer of WMS                      1988
Class III Directors: Term expiring at our 2002 Annual Meeting
Harold H. Bach, Jr. (67)..................  Executive Vice President -- Finance, Treasurer
                                            and Chief Financial Officer and Director            1990
Byron C. Cook (45)........................  Executive Vice President -- Home Video and
                                            Director                                            1996
Richard D. White (46).....................  Director; Managing Director, CIBC Capital
                                            Partners                                            1996
Gerald O. Sweeney, Jr. (47)...............  Director; Attorney, Lord, Bissell & Brook           1996

     NEIL D. NICASTRO has been our President and Chief Operating Officer since 1991. In July 1996, Mr. Nicastro became Chairman of our Board of Directors and Chief Executive Officer, having served as Co-Chief Executive Officer and Chief Operating Officer since 1994. Mr. Nicastro also served as our Treasurer from 1988 to 1994 and in other executive positions for us in the past. Mr. Nicastro has served as a Director of WMS since 1986 and as consultant to WMS since April 1998. Mr. Nicastro was Chief Executive Officer, President and Chief Operating Officer until he resigned his offices with WMS in April 1998.

     WILLIAM C. BARTHOLOMAY is President of Near North National Group, Chicago, Illinois (insurance brokers) and Chairman of the Board of the Atlanta Braves (National League Baseball). He has served as Vice Chairman of Turner Broadcasting System, Inc., a division of Time Warner Inc. for more than five years. Mr. Bartholomay is a director of WMS.

     NORMAN J. MENELL has been Vice Chairman of the Board of Directors of WMS since 1990 and is a director of WMS. He previously held various executive offices at WMS from 1981 to 1990, including President.

     LOUIS J. NICASTRO has been the President and Chief Executive Officer of WMS since April 1998. He has served as Chairman of the Board of Directors of WMS since its incorporation in 1974. Mr. Nicastro has also served WMS as Chief Executive Officer or Co-Chief Executive Officer from 1974 to June 1996, President (1985-1988 and 1990-1991) and Chief Operating Officer (1985-1986 and
1998). He also served as Chairman of the Board and Chief Executive Officer of WHG Resorts & Casinos Inc. and its predecessors from 1983 until January 1998. Mr. Nicastro also served as our Chairman of the Board and our Chief Executive Officer or Co-Chief Executive Officer from 1988 to June 1996 and as our President between 1988 and 1991. He is Neil D. Nicastro's father.

     HAROLD H. BACH, JR. became our Executive Vice President -- Finance and Chief Financial Officer in August 1996. Previously, Mr. Bach served as our Senior Vice President -- Finance and Chief Financial Officer from 1990 to August 1996, and he has served as Treasurer continuously since 1994. Mr. Bach also served as Vice President -- Finance, Chief Financial and Chief Accounting Officer of WMS for over five years until October 1999. Prior to joining WMS, Mr. Bach was a partner in the accounting firms of Ernst & Young (1989-1990) and Arthur Young & Company (1967-1989).

     BYRON C. COOK became our Executive Vice President -- Home Video in August 1996. Since 1994, Mr. Cook has been the President and Chief Operating Officer of our subsidiary, Midway Home Entertainment Inc. From 1989 to 1994, Mr. Cook was President of Tradewest Inc., a company which he co-founded and which we acquired in 1994.

     RICHARD D. WHITE has been a Managing Director of CIBC Capital Partners, New York, New York, an affiliate of CIBC World Markets Corp. and its predecessor, for over five years. Mr. White is a director of Vestcom International, Inc.

     GERALD O. SWEENEY, JR. has been a member of the law firm Lord, Bissell & Brook, Chicago, Illinois for over five years.

REQUIRED VOTE

     The affirmative vote of a plurality of the shares of our common stock present in person or by proxy at the annual meeting is required to elect the Class II directors.

     THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEES FOR ELECTION AS CLASS II DIRECTORS.

THE BOARD OF DIRECTORS

     The Board of Directors is responsible for managing our overall affairs. To assist it in carrying out its duties, the Board has delegated specific authority to several committees. Eight of our twelve directors are neither officers nor employees of Midway.

     During fiscal 1999, the Board held five meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees on which he served during the fiscal year.

DIRECTOR COMPENSATION

     We pay a fee of $32,500 per year to each director who is not also our employee. Each director who serves as the chairman of any committee of our Board receives a further fee of $2,500 per year for his services in that capacity, and each other member of our Audit Committee receives an additional fee of $2,500 per year.

     Under our stock option plans, we have granted options to purchase 35,000 shares of our common stock to each of our non-employee directors. See "Stock Option Plans" below.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Audit Committee is currently composed of four members: Messrs. McKenna (Chairman), Bartholomay, Sheinfeld and White. This Committee meets periodically with the independent auditors and internal personnel to consider the adequacy of internal accounting controls, to receive and review the recommendations of the independent auditors, to recommend the appointment of auditors, to review the scope of the audit and the compensation of the independent auditors, to review our consolidated financial statements and, generally, to review our accounting policies and to resolve potential conflicts of interest. During fiscal 1999, this Committee held two meetings.

     The Nominating Committee is currently composed of Messrs. L.J. Nicastro (Chairman) and Bartholomay. This Committee makes recommendations about the nomination of candidates for election to the Board and does not accept recommendations from stockholders. During fiscal 1999, this Committee did not hold any meetings, taking all action by the unanimous written consent of its members.

     The Negotiating Committee is currently composed of Messrs. Sweeney (Chairman) and White. This Committee reviews and authorizes any agreement to be entered into in the future and any modification to any existing agreement between WMS and Midway. During fiscal 1999, this Committee did not hold any meetings, taking all action by unanimous written consent.

     The Stock Option Committee is currently composed of Messrs. Reich (Chairman) and McKenna. This Committee determines the timing, pricing and the amount of option grants under the provisions of our stock option plans. During fiscal 1999, this Committee held one meeting.

     The Compensation Committee is currently composed of Messrs. Bartholomay (Chairman), McKenna and Reich. This Committee makes recommendations regarding the compensation of senior management personnel. During fiscal 1999, this Committee did not hold any meetings, taking all action by unanimous written consent.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of our Compensation Committee or Stock Option Committee is an employee or officer of Midway, and no officer, director or other person had any interlock relationship required to be disclosed in this proxy statement.

                               EXECUTIVE OFFICERS

     The following individuals were elected to serve in the capacities set forth below until the 2000 Annual Meeting of the Board of Directors and until their respective successors are elected and shall qualify.

NAME                       AGE                             POSITION
----                       ---                             --------
Neil D. Nicastro.........  43    Chairman of the Board of Directors, President, Chief
                                   Executive Officer and Chief Operating Officer
Harold H. Bach, Jr. .....  67    Executive Vice President -- Finance, Treasurer and Chief
                                 Financial Officer
Byron C. Cook............  45    Executive Vice President -- Home Video
Kenneth J. Fedesna.......  50    Executive Vice President -- Coin-Op Video
Michael A. Ribero........  43    Executive Vice President
Orrin J. Edidin..........  38    Vice President, Secretary and General Counsel

     The current principal occupation or employment of each of Messrs. Nicastro, Bach, Cook and Fedesna during the last five years is set forth on pages 3 and 4 above.

     Mr. Ribero joined us as Executive Vice President in July 1999. From November 1998 to June 1999, Mr. Ribero was Senior Vice President and General Manager, EA Sports of Electronic Arts, a video game publisher. From August 1996 to November 1998, he was Chairman and Chief Executive Officer of Radical Entertainment Ltd., an interactive entertainment company. From February 1995 to August 1996, he was an Executive Vice President of Sega of America, and from 1988 until February 1995, he was employed by Hilton Hotels Corporation in various positions, most recently as Executive Vice President, Marketing & Strategic Planning.

     Mr. Edidin has served as our Vice President, Secretary and General Counsel since June 1997. He has also served as Vice President, Secretary and General Counsel of WMS since May 1997. Mr. Edidin was Associate General Counsel of Fruit of the Loom, Inc. from 1992 until May 1997.

                             EXECUTIVE COMPENSATION

     To provide stockholders with an understanding of our executive compensation program, the following are presented below: (i) the Summary Compensation Table;
(ii) the Stock Option Tables; (iii) the Joint Report by the Compensation and Stock Option Committees of the Board of Directors on Fiscal 1999 Executive Compensation; (iv) the Corporate Performance Graph; and (v) a description of employment agreements.

     The Summary Compensation Table below sets forth the compensation paid for service in all capacities during the fiscal years ended June 30, 1999, 1998 and 1997 to each of our executive officers whose fiscal 1999 compensation exceeded $100,000. Where an officer served as an employee of both WMS and Midway, the table sets forth the aggregate compensation paid by WMS and Midway. The table reflects compensation paid by Midway to Mr. Cook during fiscal 1999, 1998 and 1997 and, after the date of our April 1998 spinoff from WMS, to Mr. Nicastro. Until the spinoff, Mr. Nicastro was paid by both Midway and WMS under employment agreements with each company, and the combined amount is shown on the table. Until the spinoff, the compensation paid by WMS to the other executive officers who served both companies was allocated to WMS or Midway based upon estimates by management of the percentage of time devoted to each company. After the spinoff, compensation that one party pays to these executive officers is reimbursed by the other party in amounts equal to the allocated cost under the Temporary Support Services Agreement dated as of April 6, 1998 between WMS and Midway. Our management believes that these executive officers devoted, from time to time, 40% to 70% of their time to Midway during fiscal 1999 and 1998. See "Certain

Relationships and Related Transactions" below for a description of the Temporary Support Services Agreement.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                ANNUAL COMPENSATION             COMPENSATION AWARDS
                                            ----------------------------        -------------------
                                                                             SECURITIES      ALL OTHER
                                                                             UNDERLYING     COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)    OPTIONS(#)(1)       ($)(2)
       ---------------------------          ----   ---------   ---------   --------------   ------------
Neil D. Nicastro(3).......................  1999    600,000      202,700      911,850         133,521(4)
  Chairman of the Board, Chief Executive    1998    575,000    1,387,820      150,000          47,074(4)
  Officer, President and Chief Operating    1997    600,000      969,160      500,000          54,632(4)
     Officer
Harold H. Bach, Jr. ......................  1999    315,000           --       43,842              --
  Executive Vice President -- Finance,      1998    300,000      220,000       50,000              --
  Treasurer and Chief Financial Officer     1997    300,000      175,000      100,000              --
Byron C. Cook.............................  1999    325,000           --      284,955              --
  Executive Vice President -- Home Video    1998    300,000      350,000       50,000              --
                                            1997    300,000      250,000      100,000              --
Kenneth J. Fedesna........................  1999    325,000           --       29,229           2,500(5)
  Executive Vice President -- Coin-Op       1998    310,000      150,000       50,000           2,500(5)
     Video
                                            1997    310,000      150,000      100,000           2,500(5)
Orrin J. Edidin...........................  1999    200,000           --(6)     41,304             --
  Vice President, Secretary and General     1998    180,000       75,000       35,000              --
  Counsel

---------------
(1) Excludes options to purchase shares of WMS common stock, all of which were granted at an exercise price equal to market value on the date of grant. In fiscal 1998, Mr. Nicastro received options to purchase 250,000 shares of WMS common stock, and Mr. Edidin received 25,000 options to purchase WMS common stock. In fiscal 1997, Mr. Edidin received 25,000 options to purchase WMS common stock. Grants of Midway stock options in fiscal 1999 are from the 1998 Stock Incentive Plan, which required certain purchases of our common stock by these officers, except for 15,000 options granted to Mr. Edidin.

(2) Excludes the value of adjustments to WMS options of these holders due to the spinoff. These amounts are as follows: Neil D. Nicastro received WMS common stock valued at $6,079,497 and cash in the amount of $12,428,476; Harold H. Bach, Jr. received WMS common stock valued at $534,722 and cash in the amount of $1,093,193; Byron C. Cook received WMS common stock valued at $1,153,488 and cash in the amount of $3,485,699; Kenneth J. Fedesna received WMS common stock valued at $940,058 and cash in the amount of $1,921,830; and to date Orrin J. Edidin received cash in the amount of $155,190. Additional cash adjustment payments to Mr. Edidin for the unvested portion of the options ($343,260 if Mr. Edidin is still serving WMS or Midway through the end of the vesting period) will be made in the fiscal years in which such options would have vested. The WMS common stock was valued for purposes of these adjustments, at the average of the high and low prices for WMS common stock on the NYSE on April 3, 1998, the last day of trading prior to the spinoff.

(3) Mr. Nicastro also received severance payments from WMS in fiscal 1998 consisting of $2,500,000 in addition to the stock options described in footnote 1 above.

(4) Includes, for fiscal 1999, 1998 and 1997, life insurance premiums of $1,679, $1,571 and $1,467, respectively, and $131,842, $45,503 and $53,165 for fiscal 1999, 1998 and 1997, respectively, accrual for contractual retirement benefits.

(5) Represents life insurance premiums.

(6) Excludes a bonus of $75,000 paid by WMS to Mr. Edidin.

                              STOCK OPTION TABLES

     The following table sets forth information about options to purchase common stock granted in fiscal 1999 under our stock option plans to persons named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                         -------------------------------------------------------           VALUE AT
                                          PERCENT OF                                ASSUMED ANNUAL RATE OF
                           NUMBER OF     TOTAL OPTIONS                                   STOCK PRICE
                          SECURITIES      GRANTED TO                                   APPRECIATION FOR
                          UNDERLYING     EMPLOYEES IN    EXERCISE                      OPTION TERM (1)
                            OPTIONS         FISCAL         PRICE      EXPIRATION    ----------------------
         NAME            GRANTED(#)(2)      YEAR(%)      ($/SHARE)       DATE         5%($)       10%($)
         ----            -------------   -------------   ---------    ----------    ---------   ----------
Neil D. Nicastro.......    911,850(3)        36.2          8.00        01/28/09     4,587,517   11,626,088
Harold H. Bach, Jr. ...     43,842(3)         1.7          8.00        01/28/09       220,569      558,986
Byron C. Cook..........    284,955(3)        11.3          8.00        01/28/09     1,433,609    3,633,176
Kenneth J. Fedesna.....     29,229(3)         1.2          8.00        01/28/09       147,051      372,670
Orrin J. Edidin........     41,304(4)         1.6           (4)             (4)       232,565      589,386

---------------
(1) The assumed appreciation rates are set under the rules and regulations under the Securities Exchange Act of 1934 and are not derived from the historical or projected prices of our common stock. Total potential stock price appreciation for all stockholders for the remaining terms of their options, based on the price of $12.94 per share of common stock on June 30, 1999 would be $309,469,032 and $784,284,903 at assumed rates of stock appreciation of 5% and 10%, respectively.

(2) Grants of stock options in fiscal 1999 are from our 1998 Stock Incentive Plan, which required certain purchases of our common stock by these officers, except for 15,000 options granted to Mr. Edidin.

(3) These options become exercisable on January 29, 2000.

(4) Of these options, 26,304 become exercisable on January 29, 2000, and 15,000 become exercisable up to 10%, 30%, 60% and 100% of that number upon the first, second, third and fourth anniversaries, respectively, of the date of the grant. The exercise price per share of 26,304 of these options is $8.00 and of 15,000 of these options is $10.625. 26,304 of these options expire on January 28, 2009, and 15,000 expire on May 23, 2009.

     The following table sets forth information about the number and assumed values of options to purchase our common stock owned by persons named in the Summary Compensation Table above.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            VALUE OF
                                                                  NUMBER OF SECURITIES     UNEXERCISED
                                                                       UNDERLYING         IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS      OPTIONS AT
                                     SHARES                          AT 6/30/99(#)        6/30/99($)(1)
                                    ACQUIRED          VALUE           EXERCISABLE/        EXERCISABLE/
             NAME                ON EXERCISE(#)    REALIZED($)       UNEXERCISABLE        UNEXERCISABLE
             ----                --------------    -----------    --------------------    -------------
Neil D. Nicastro...............        --              --          460,000/1,101,850      --/4,504,539
Harold H. Bach, Jr. ...........        --              --          100,000/   93,842       --/ 216,579
Byron C. Cook..................        --              --           100,000/ 334,955      --/1,407,678
Kenneth J. Fedesna.............        --              --          100,000/   79,229       --/ 144,391
Orrin J. Edidin................        --              --            3,500/   72,804       --/ 164,667

---------------

(1) Based on the closing price of our common stock on the New York Stock Exchange on June 30, 1999, which was $12.94.

STOCK OPTION PLANS

     We have adopted a 1999 Stock Option Plan, a 1998 Stock Incentive Plan, a 1998 Non-Qualified Stock Option Plan and a 1996 Stock Option Plan (collectively, the "Plans"). The Plans are intended to encourage stock ownership by our directors, officers, employees, consultants and advisors and thereby enhance their proprietary interest in Midway. Under the Plans, the Stock Option Committee determines which of the eligible directors, officers, employees, consultants and advisors receive stock options, the terms, including the option price and vesting period, of each option, and the number of shares for which options are granted.

     The total number of shares of our common stock that may be purchased under stock options under the Plans shall not exceed, in the aggregate, 6,747,970 shares. Under the Plans, we may grant stock options to purchase shares of our common stock to our directors, officers, employees, consultants and advisors. The 1998 Stock Incentive Plan requires that participants purchase shares of our common stock at the market price in order to be eligible to receive options. The option price per share is generally not less than 100% of the fair market value of our common stock on the date the option is granted as determined by the Committee. The Plans each have a term of ten years, unless terminated earlier.

     At December 3, 1999, there were 708,000 options outstanding under the 1999 Stock Option Plan, 2,209,383 outstanding under the 1998 Stock Incentive Plan, 734,696 outstanding under the 1998 Non-Qualified Stock Option Plan and 1,890,746 outstanding under the 1996 Stock Option Plan. The average exercise price of the outstanding exercisable options at December 8, 1999, was approximately $13.25. Of the 5,542,825 options outstanding, 2,499,860 were held by officers and directors of Midway (including 1,471,850 held by Neil D. Nicastro).

EXECUTIVE INCENTIVE PLAN

     In 1998, we adopted an Executive Incentive Plan (the "EIP"). Eligible participants in the EIP include the business unit heads and the Chief Financial Officer and employees reporting directly to these persons and other key employees selected by the Chief Executive Officer. The EIP provides annual bonus award opportunities, which are expressed as a percentage of the participant's base salary. Target awards under the EIP are 50% of base salary for business unit heads and the Chief Financial Officer and from 20% to 35% of base salary for employees who directly report to unit business heads. The maximum award under the EIP for any plan year is two times the target award. No payments were accrued under the EIP for fiscal 1999. The EIP expires on June 30, 2000.

     Awards under the EIP are calculated based upon increases in our operating income and that of the particular business unit as compared to previous average earnings for the prior three-year period. Target awards are met if Midway and the business units achieve a 30% increase in operating income, and no bonus is paid under the EIP unless at least 5% growth is achieved. Awards may be increased or decreased in the discretion of the Chief Executive Officer by up to 25% based upon individual participant performance factors, consistency of quarter-to-quarter business unit earnings growth and other performance elements determined by the Chief Executive Officer.

     JOINT REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE
                     ON FISCAL 1999 EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for making recommendations to the Board of Directors regarding the compensation of senior management personnel. To the extent that stock options form a portion of a compensation package, the Compensation Committee works together with the Stock Option Committee, which is responsible for making recommendations regarding stock option grants and awards.

     It is the policy of the Compensation and Stock Option Committees to provide attractive compensation packages to senior management so as to motivate them to devote their full energies to our success, to reward them for their services and to align the interests of senior management with the interests of stockholders. Our executive compensation packages are comprised primarily of base salaries; annual bonuses based on the Executive Incentive Plan (the "EIP"), under employment agreements and discretionary cash bonuses; stock options; and retirement and other benefits. It is the philosophy of the Compensation Committee that Midway be staffed with a small number of well-compensated senior management personnel.

     In general, the level of base salary is intended to provide appropriate basic pay to senior management taking into account their historical contributions to our success, each person's unique value and the recommendation of the Chief Executive Officer. The amount of any discretionary bonus is subjective but is generally based on our actual financial performance in the preceding fiscal year, the special contribution of the executive to this performance and the overall level of the executive's compensation including other elements of the compensation package. Bonuses under the EIP and employment agreements are likewise designed to give effect to one or more of these factors. We also have used stock options, which increase in value only if our common stock increases in value, and which terminate a short time after an executive leaves, as a means of long-term incentive compensation. The Stock Option Committee determines the size of stock option grants to our executive officers and other employees on an individual, discretionary basis in consideration of financial corporate results and each recipient's performance, contributions and responsibilities without assigning specific weight to any of these factors.

     Our CEO, Neil D. Nicastro, under a negotiated formula set forth in his employment agreement, receives a salary, a bonus of a percentage of our pre-tax income and various retirement and other benefits. Mr. Nicastro's employment agreement reflects the same compensation philosophy described above.

     The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act") generally provides that publicly-held corporations will only be able to deduct, for income tax purposes, compensation paid to the chief executive officer or any of the four most highly paid senior executive officers in excess of one million dollars per year if it is paid pursuant to qualifying performance-based compensation plans approved by stockholders. Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. Total compensation of some of our officers may be paid pursuant to plans or agreements that have not been approved by stockholders and may exceed one million dollars in a particular fiscal year. We will not be able to deduct these excess payments for income tax purposes. The Compensation Committee intends to consider, on a case by case basis, how the Budget Act will affect our compensation plans and contractual and discretionary cash compensation.

        The Compensation Committee                  The Stock Option Committee
          William C. Bartholomay, Chairman            Harvey Reich, Chairman
          Harvey Reich                                William E. McKenna
          William E. McKenna

This Joint Report of the Compensation Committee and Stock Option Committee on Executive Compensation shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

                          CORPORATE PERFORMANCE GRAPH

     The following graph compares, for the period beginning October 29, 1996 (the date trading of our common stock on the New York Stock Exchange commenced) and ending June 30, 1999, the yearly percentage change in cumulative total stockholder return on our common stock with (1) the cumulative total return of the Standard and Poor's 500 Stock Index ("S&P 500") and (2) the cumulative total return of the Standard and Poor's Leisure Time Index ("S&P Leisure"). The graph assumes an investment of $100 on October 29, 1996 in our common stock and $100 invested at that time in each of the indexes and the reinvestment of dividends where applicable.

                              [PERFORMANCE GRAPH]

---------------------------------------------------------------------------------------------------------------------
                          10/30/96                 06/30/97                 06/30/98                 06/30/99
---------------------------------------------------------------------------------------------------------------------
---
 M   Midway                 $100                     $102                     $ 74                     $ 62
---------------------------------------------------------------------------------------------------------------------
---
 O   S&P 500                $100                     $128                     $167                     $204
---------------------------------------------------------------------------------------------------------------------
---
 --  S&P - Leisure           $100                    $122                     $147                     $119
---------------------------------------------------------------------------------------------------------------------

     This table shall not be deemed to be incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

                             EMPLOYMENT AGREEMENTS

     We employ Neil D. Nicastro under the terms of an Employment Agreement dated as of July 1, 1996. The agreement was amended effective on April 6, 1998 and November 5, 1999. Prior to May 1, 1998, the employment agreement provided for salaried compensation at the rate of $300,000 per year. On May 1, 1998, Mr. Nicastro's base salary was increased to $600,000 per year. The agreement provides for bonus compensation in an amount equal to two percent of our pre-tax income. The employment agreement expires October 30, 2004, subject to automatic extensions in order that the term of Mr. Nicastro's employment shall at no time be less than three years. Upon Mr. Nicastro's retirement or death, or the termination of the agreement by Midway, Midway is required to pay to Mr. Nicastro or his designee, or if no designation is made, to his estate, for a period of ten years, an annual benefit equal to one-half of the aggregate of (a) his annual base salary upon his termination, retirement or death and (b) his average bonus over the three years prior to his termination, retirement or death, but in no event less than $300,000 per year nor more than his annual base salary upon his termination, retirement or death.

     The employment agreement provides that Mr. Nicastro shall devote such time to our business and affairs as is reasonably necessary to perform the duties of his position. Mr. Nicastro may continue to serve as a director of and consultant to WMS Industries as he deems appropriate.

     The employment agreement also provides that Mr. Nicastro may participate and receive the benefits of all pension and retirement plans, bonus plans, health, life, hospital, medical and dental insurance (including reimbursement for all medical and dental expenses incurred by him, his spouse and his children under the age of twenty-one, to the extent that these expenses are not otherwise reimbursed by insurance provided by us) and all other employee benefits and perquisites generally made available to our employees. Additionally, we currently provide Mr. Nicastro with $2,000,000 of life insurance coverage in addition to the standard amount provided to our employees.

     Mr. Nicastro's employment agreement further provides for full compensation during periods of illness or incapacity. We may, however, give 30 days' notice of termination if illness or incapacity disables Mr. Nicastro from performing his duties for a period of more than six months. The termination notice becomes effective if full performance is not resumed within 30 days after the notice is given and maintained for a period of two months thereafter.

     Mr. Nicastro may terminate the employment agreement if any of the following happen without his consent:

     - the placement of Mr. Nicastro in a position of lesser stature or the assignment to Mr. Nicastro of duties, performance requirements or working conditions significantly different from or at variance with those presently in effect;

     - the treatment of Mr. Nicastro in a manner which is in derogation of his status as a senior executive;

     - the cessation of service of Mr. Nicastro as a member of our Board of Directors;

     - the discontinuance or reduction of amounts payable or personal benefits available to Mr. Nicastro under the agreement; or

     - the requirement that Mr. Nicastro work outside his agreed upon metropolitan area.

     If Mr. Nicastro terminates the agreement for any of these reasons, or if we wrongfully terminate Mr. Nicastro's employment agreement, or if current Board members, or successors approved by current Board members, cease for any reason to constitute at least a majority of the Board, then upon notice by Mr. Nicastro, we are obligated (a) to make a lump sum payment to Mr. Nicastro equal in amount to the sum of the aggregate base salary during the remaining term of his employment agreement (but in no event less than three times the highest base salary payable to him during the one-year period prior to such event), the bonus payable during the remaining term of the agreement (assuming that Midway pre-tax income during the remainder of the term of the employment agreement is earned at the highest level achieved in either of the last two full fiscal years prior to such termination) and the retirement benefit (assuming the date of termination is his retirement date) otherwise payable under the terms of the employment agreement and (b) to purchase at the election of Mr. Nicastro all stock options held by him with respect to our common stock at a price equal to the spread between the option price and the fair market price of the stock as defined in the agreement.

     If payments made to Mr. Nicastro under the employment agreement after a change of control are considered "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986 (the "Code"), we must pay additional compensation to Mr. Nicastro to the extent necessary to eliminate the economic effect on him of the resulting excise tax. Under Section 4999 of the Code, in addition to income taxes, the recipient is subject to a 20% nondeductible excise tax on excess parachute payments. An excess parachute payment is a compensation payment which is made because of a change of control and which exceeds the portion of the base amount (i.e., the average compensation for the five-year period prior to the change of control) allocable to the payment. These rules apply only if the present value of all payments of compensation (including non-taxable fringe benefits) at the time of a change of control is at least equal to three times the base amount. We cannot deduct excess parachute payments for income tax purposes.

     Byron C. Cook is employed by us under the terms of an employment agreement dated as of July 1, 1998. This agreement provides for salaried compensation at the rate of $325,000 per year, or a greater amount as may be determined by the Board of Directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. Furthermore, the agreement states that we will negotiate in good faith with Mr. Cook to establish performance criteria upon which an annual discretionary bonus for Mr. Cook will be based and that we will provide Mr. Cook with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2001. We may terminate the agreement upon 30 days' written notice for cause. We may also terminate the agreement upon 30 days' written notice if Mr. Cook is substantially unable to perform the duties of his position due to physical or mental illness or injury and such illness or injury has lasted for 90 days during any fiscal year. Mr. Cook may terminate the agreement upon 30 days' written notice for any of the following reasons: (a) placement of Mr. Cook in a position of lesser stature or different duties, requirements or working conditions; (b) treatment of Mr. Cook in derogation of his senior executive status; (c) substantial discontinuance or reduction of salary or personal benefits available to Mr. Cook; or (d) requirement of Mr. Cook to work away from Corsicana, Texas, other than during periods of reasonable business travel. Mr. Cook may also terminate the agreement if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If this happens, and Mr. Cook gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Cook's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Cook is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Cook to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Orrin J. Edidin is employed by us under the terms of an employment agreement dated as of May 24, 1999. This agreement provides for salaried compensation at the rate of $200,000 per year, or a greater amount as may be determined by the Board of Directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement states that we will provide Mr. Edidin with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2002, subject to automatic extensions so that the term of Mr. Edidin's employment shall at no time be less than three years. Either party may terminate the agreement effective upon expiration of the term upon written notice from the terminating party to the other party dated and received at least three years prior to the respective termination date. We may terminate the agreement upon 30 days' written notice for cause. Mr. Edidin may terminate the agreement if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If this happens, and Mr. Edidin gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Edidin's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Edidin is subject to the excise tax imposed by
Section 4999 of the Code, then we must pay additional compensation to Mr. Edidin to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Harold H. Bach, Jr. is employed by us under the terms of an employment agreement dated as of May 24, 1999. This agreement provides for salaried compensation at the rate of $315,000 per year, or a greater amount as may be determined by the Board of Directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement expires on June 30, 2001, subject to automatic extensions so that the term of Mr. Bach's employment shall at no time be less than three years. We may terminate the agreement effective upon expiration of the term upon written notice from us to Mr. Bach dated and received at least three years prior to the termination date. We may also terminate the agreement upon 30 days' written notice for cause. Mr. Bach may terminate the agreement upon written notice to us dated and received at least two years prior to the termination date. Mr. Bach may also terminate the agreement if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If this happens, and Mr. Bach gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Bach's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Bach is subject to the excise tax imposed by
Section 4999 of the Code, then we must pay additional compensation to Mr. Bach to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

     Kenneth J. Fedesna is employed by us under the terms of an employment agreement dated as of June 1, 1999. This agreement provides for salaried compensation at the rate of $325,000 per year, or a greater amount as may be determined by the Board of Directors. It also provides for, among other things, full participation in all benefit plans and perquisites generally available to executive employees. The agreement states that we provide Mr. Fedesna with $400,000 in additional life insurance coverage. The agreement expires on June 30, 2002, subject to automatic extensions so that the term of Mr. Fedesna's employment shall at no time be less than three years. Either party may terminate the agreement effective upon expiration of the term upon written notice from the terminating party to the other party dated and received at least three years prior to the respective termination date. We may terminate the agreement upon 30 days' written notice for cause. Mr. Fedesna may terminate the agreement if (a) he is placed in a position of lesser stature; (b) he is assigned duties significantly different from or incompatible with his position; (c) his performance requirements or working conditions change; or (d) the business facility at which he is required to work is relocated more than 50 miles from our present business location. Mr. Fedesna may also terminate the agreement if the individuals who presently constitute the Board of Directors, or successors approved by these Board members, cease for any reason to constitute at least a majority of the Board. If this happens, and Mr. Fedesna gives us notice of termination within 60 days, then in lieu of any other rights under the agreement, all of Mr. Fedesna's unvested stock options will immediately vest, and we will be required to pay him a lump sum of three times his base salary. If any portion of the amount paid to Mr. Fedesna is subject to the excise tax imposed by Section 4999 of the Code, then we must pay additional compensation to Mr. Fedesna to the extent necessary to eliminate the economic effect on him of the resulting excise tax.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH WMS INDUSTRIES INC.

     Prior to April 1998, we were a subsidiary of WMS. Following our spinoff from WMS through the distribution of our common stock to WMS stockholders, WMS does not own any of our common stock. A majority of our directors are directors of WMS. Additionally, two of the executive officers of WMS are officers or directors of Midway.

     We have the following agreements with WMS, each of which became effective on April 6, 1998:

     Manufacturing Agreement. Williams Electronics Games, Inc. ("WEG"), a wholly owned subsidiary of WMS, manufactures coin-operated video games and kits for us under this agreement. The agreement has a term of three years and will automatically renew for successive terms of six months unless terminated (a) by either party for any reason upon six months' notice or (b) if there is a material default under the agreement or under the confidentiality provisions of the Confidentiality and Non-Competition Agreement discussed below, immediately at the election of the non-defaulting party. The agreement requires WEG to allocate 65% of its combined production and storeroom square footage at their Waukegan plant to perform its obligations under the agreement. We design our coin-operated video games, including programming, graphic design, electrical engineering, sound engineering and model shop engineering. WEG provides some production engineering activities, such as the design process for the assembly of each game, creating work station profiles and quality control of incoming parts and the assembly process. We supply most of the materials used in the manufacture of coin-operated video games, but WEG supplies about 5% of the materials and charges us their cost plus 9% for these materials. All labor costs, including fringe benefits, directly associated with the manufacturing of coin-operated video games are charged to us at WEG's actual cost plus 9%. The Waukegan plant's operating costs are either identified as Company costs and charged to us or allocated as agreed between the parties, plus 9%. The identified or allocated costs include manufacturing costs, materials management costs, quality assurance costs and administration costs. The plant operating costs of WEG paid by us under the agreement are increased by 9%.

     Cabinet Supply Agreement. Lenc-Smith Inc., a wholly owned subsidiary of WMS, supplies to us cabinets for coin-operated video games. We have received a notice terminating this agreement as of April 25, 2000. Until that date, to initiate the purchase of video game cabinets, we issue a pricing inquiry to Lenc-Smith specifying the number of cabinets to be ordered and the cabinet specifications. Lenc-Smith then provides a formal quote on the pricing inquiry, and, upon agreement on a final price, a purchase order is issued. Lenc-Smith ships all cabinets to WEG's Waukegan, Illinois plant for use in the manufacture of coin-operated video games. We may purchase cabinets from manufacturers other than Lenc-Smith if they do not meet competitive bona-fide quotes.

     Spare Parts Sales and Service Agreement. WEG sells spare parts for our coin-operated video games. The agreement has a five-year term but is terminable upon six months notice by either party. We are required to refer our customers to WEG for spare parts purchases during the term of the agreement.

     Sales Agreement. This agreement was amended as of June 15, 1999. We have received a notice terminating this agreement as of April 25, 2000. Until that date, we continue to market, sell and field test pinball products for WEG, coordinating and negotiating print advertising and video presentations with third-party advertising and media firms, and negotiating distribution and sales agency agreements with distributors. For these services, WEG pays us $500,000 per year or a higher amount if agreed to between the parties. Through December 31, 1999, WEG has agreed to pay us at the rate of approximately $135,000 per month, plus a commission of 1.5% on the first $25.0 million of annual net sales by us of WEG products and 1.0% on annual net sales of WEG products in excess of $25.0 million. An annual budget for marketing and testing is developed and agreed upon in advance between the parties annually and modified quarterly by mutual agreement. Additional services that were not included in the budget are provided at our cost plus 8.0% for payroll, overhead and expense.

     Information Systems Service Agreement. This agreement has a term of three years with successive renewal periods of 18 months and is terminable by either party (a) upon 18 months' notice or (b) upon a material default, immediately by the non-defaulting party. WEG provides us with access to its computer systems for many of our computing needs, including order entry, financial and manufacturing modules, marketing and sales and engineering (including engineering documentation and blueprint systems) as well as support for the computer system. WEG also coordinates the provision and maintenance of cabling, wiring, switching components, routers and gateway and the purchasing, maintaining and upgrading of network services for Midway. These services include purchasing of desktop computers and related hardware as well as providing some telecommunications services to Midway. We may also request WEG to provide services to develop our communications networking, operating and computer system and other related services. We pay WEG an amount equal to the cost to WEG for all services provided plus 6.6%.

     Confidentiality and Non-Competition Agreement. Under this agreement, WMS or we may designate business information as confidential, and the other party must use its best efforts to keep this information confidential. The agreement also includes five year non-competition and one year post-employment non-solicitation clauses.

     Right of First Refusal Agreement. WMS granted us the right of first refusal with respect to any offer to WMS to purchase the Waukegan plant, so long as the offer is not made in connection with the sale of substantially all of WMS' stock or assets and business as a going concern, if WMS intends to accept the offer. The term of the agreement expires April 5, 2008.

     Third Parties Agreement. This agreement governs the treatment of the numerous arrangements with third parties with respect to game development, licensing and other matters. Under the agreement, WMS and we will allocate the rights and obligations under third party arrangements so that the party receiving the benefit will bear the burden of those agreements. The agreement remains in effect so long as any prior third party arrangements remain outstanding.

     Temporary Support Services Agreement. WMS supplies a portion of our administrative, accounting, information services and janitorial and other agreed upon services, including the use of space by us in any WMS facility, as requested from time to time by Midway. In exchange for these services, we pay WMS an amount equal to its direct or allocated cost (including wages, salaries, fringe benefits and materials), as indicated on monthly invoices supplied by WMS. The agreement continues for successive renewal periods of three months each; provided, however, that the agreement may be terminated by either party upon six months' notice, and each party may, upon 60 days' notice, terminate any one or more of the services provided, except the use of space by us in any WMS facility.

     Tax Separation Agreement. We have been a member of the consolidated group of corporations of which WMS was the common parent for federal income tax purposes (the "WMS Group") since 1988. Therefore, Midway is jointly and severally liable for any federal tax liability of the WMS Group. The agreement sets forth the parties' respective liabilities for federal, state and local taxes as well as their agreements as a result of Midway and its subsidiaries ceasing to be members of the WMS Group. The agreement governs, among other things, (i) the filing of tax returns with federal, state and local authorities,
(ii) the carryover of any tax benefits of Midway, (iii) the treatment of the deduction attributable to the exercise of stock options to purchase WMS common stock which are held by employees or former employees of Midway and any other similar compensation related tax deductions, (iv) the treatment of certain net operating loss carrybacks, (v) the treatment of audit adjustments, (vi) procedures with respect to any proposed audit adjustment or other claim made by any taxing authority with respect to a tax liability of Midway or any of its subsidiaries. Some other tax matters are addressed in the Tax Sharing Agreement described below.

     Tax Indemnification Agreement. This agreement provides for indemnification if the spinoff fails to qualify under Section 355 of the Internal Revenue Code of 1986 (the "Code"). Each of the parties agreed, among other things, that for a period of two years after the spinoff, each would continue active conduct of an historic trade or business as conducted by it during the five-year period prior to the spinoff. We also agreed that to fund an acquisition, within one year after the spinoff, we would either (i) raise cash through an offering of shares of Common Stock or debentures with detachable warrants for shares of Common Stock or (ii) use shares of Common Stock as acquisition consideration. Additionally, each party agreed not to: (i) merge or consolidate with another entity; (ii) liquidate or partially liquidate; (iii) sell or transfer all or substantially all its assets in a single transaction or a series of transactions; (iv) redeem or otherwise repurchase any of its capital stock in a manner contrary to Internal Revenue Service ("IRS") revenue procedures; (v) enter into any transaction or make any change in its equity structure which may cause the spinoff to be treated as a plan under which one or more persons acquire directly or indirectly its common stock representing a "50 percent or greater interest" within the meaning of Section 355(d)(4) of the Code; or (vi) in the case of Midway, except in connection with stock issued under an employee benefit or compensation plan, and except as described in the private letter ruling issued in connection with the spinoff, issue additional shares of its capital stock, unless that party first obtains the consent of the other party and, if applicable, the person or persons acquiring a "50 percent or greater interest" in the party have agreed to become jointly or severally liable for payments required to be made by that party under the Tax Indemnification Agreement.

     We will indemnify WMS with respect to any action referred to above which it takes that causes the spinoff to fail to qualify under Section 355 of the Code, against any federal, state and local taxes, interest, penalties and additions to tax imposed upon or incurred by the WMS Group or any member. WMS will indemnify Midway and its subsidiaries against federal, state and local taxes, interest, penalties and additions to tax resulting from the spinoff, other than liabilities for which Midway is required to indemnify WMS. The agreement also governs the procedures for indemnification, calculation of the amount of indemnified liability for income taxes and reduction of indemnity by income tax benefits from indemnified liabilities.

     We also have the following agreements with WMS:

     Tax Sharing Agreement. This agreement is dated July 1, 1996 and remains in effect, except to the extent described in the Tax Separation Agreement referred to above. Under this agreement, WMS and Midway have agreed upon a method for:
(i) determining the amount which Midway must pay to WMS in respect of federal income taxes; (ii) compensating any member of the WMS Group for use of its net operating losses, tax credits and other tax benefits in arriving at the WMS Group tax liability as determined under the federal consolidated return regulations; and (iii) providing for the receipt of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years and for payments upon subsequent adjustments. The amount that Midway is required to pay to WMS for federal income taxes is determined as if Midway was filing a separate tax return. If any two or more members of the WMS Group are required to elect, or WMS elects to cause two or more members of the WMS Group to file combined or consolidated income tax returns under state or local income tax law, the financial consequences of these filings are determined in a manner as similar as practicable to those provided for under the Tax Sharing Agreement for federal taxes. The Tax Sharing Agreement is not binding on the IRS or upon state, local or foreign taxing authorities. The effectiveness of the Tax Sharing Agreement is therefore dependent on each member of the WMS Group having the ability to pay its relative share of taxes. Because the IRS or other taxing authorities can be expected to seek payment from WMS prior to seeking payment from the individual group members, it is likely that Midway would seek to enforce any rights it may have against WMS for sharing at a time when WMS is unable to pay its proportionate share of taxes.

     Patent License Agreement. We entered into a patent license agreement dated July 1, 1996 with WMS under which each party licensed to the other, on a perpetual, royalty-free basis, some patents used in the development and manufacture of both coin-operated video games and video lottery terminals and other gaming machines.

OTHER RELATED PARTY TRANSACTIONS

     Neil D. Nicastro, our Chairman of the Board, Chief Executive Officer, President and Chief Operating Officer, entered into a termination agreement under which Mr. Nicastro's employment with WMS was terminated effective at the time of the spinoff from WMS. Under that agreement, Mr. Nicastro resigned as President, Chief Executive Officer and Chief Operating Officer of WMS. As full consideration for payments that would otherwise have been made to Mr. Nicastro under his employment agreement with WMS with respect to base salary, bonus, retirement and death benefits, WMS paid Mr. Nicastro a lump sum of $2,500,000, and granted to him 10-year options to purchase 250,000 shares of WMS common stock at an exercise price of $5.4375.

     In connection with the spinoff, WMS also entered into a consulting agreement with Mr. Nicastro under which Mr. Nicastro agreed to make himself reasonably available, at WMS's request, to render such services concerning WMS as the Board of Directors or the Chairman of the Board and Chief Executive Officer of WMS may reasonably request. The term of the Consulting Agreement is for five years from the date of the spinoff, and is automatically renewable for successive one year terms unless either party shall give notice of termination not less than six months prior to the end of the term then in effect. WMS pays Mr. Nicastro $1,000 per month for his services under the consulting agreement.

     Mr. Ira S. Sheinfeld, a director of ours, is a member of the law firm of Squadron, Ellenoff, Plesent & Sheinfeld LLP, which we retained to provide tax services during fiscal 1999 and 1998, and which we propose to retain for these services during the current fiscal year.

     Mr. Richard D. White, a director of ours, is a Managing Director of CIBC Capital Partners, an affiliate of CIBC World Markets Corp., which renders financial advisory services to us from time to time, and which was the underwriter of our 1999 public offering of 250,000 shares of common stock and 1996 initial public offering.

     Mr. Gerald O. Sweeney, Jr., a director of ours, is a member of the law firm of Lord, Bissell & Brook which performs legal services for Midway from time to time.

               PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT AUDITORS

     We propose that the stockholders ratify the appointment by the Board of Directors of Ernst & Young LLP as our independent auditors for fiscal 2000. We expect that representatives of Ernst & Young LLP will be present at the annual meeting and that they will be available to respond to appropriate questions submitted by stockholders at the meeting. They may make any statements that they may desire.

     Approval by the stockholders of the appointment of independent auditors is not required, but the Board believes that it is desirable to submit this matter to the stockholders. If holders of a majority of our common stock present and entitled to vote on the matter should not approve the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS.

                                 OTHER MATTERS

STOCKHOLDER PROPOSALS

     As of the date of this proxy statement, the Board has not been informed of and does not intend to present any other matters for stockholder action. However, if any other matters are properly brought before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

     We must receive any stockholder proposals of matters to be acted upon at our 2001 Annual Meeting of Stockholders on or before August 23, 2000 in order to consider including them in our proxy materials for that meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who beneficially own more than 10 percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These persons are required by regulation to furnish us with copies of all Section 16(a) reports that they file. Based solely on our review of the copies of these reports that we have received and on written representations from some reporting persons that no Form 5 report was required, we believe that, during fiscal 1999, all of our officers, directors and greater than 10 percent beneficial owners complied with all of the Section 16(a) filing requirements.

MANNER AND EXPENSES OF SOLICITATION

     This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for those services. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out of pocket expenses.

VOTING PROCEDURES

     We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for director will not be counted in determining the votes cast and will have no effect on the vote. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal, whereas broker non-votes will not be considered as present and entitled to vote with respect to that specific proposal. Abstentions with respect to each proposal that requires approval by holders of a majority of our outstanding common stock will have the effect of a vote against the proposal. Broker non-votes will have no effect on the vote for or against these proposals. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority to vote on particular items, and the broker has not received instructions from the beneficial owners.

HOW TO OBTAIN OUR FORM 10-K

     We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 1999, including financial statements and schedules, to each of our stockholders of record on December 8, 1999 and each beneficial owner of our common stock on that date, upon receipt of a written request mailed to our offices, 3401 North California Avenue, Chicago, IL 60618, attention: Treasurer. In the event that exhibits to the Form 10-K are requested, a reasonable fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to their ownership.

     IT IS IMPORTANT THAT YOU RETURN THE ACCOMPANYING PROXY CARD PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE EARNESTLY REQUESTED TO MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

                                          By Order of the Board of Directors,

                                          ORRIN J. EDIDIN
                                          Vice President, Secretary and General
                                          Counsel

Chicago, Illinois
December 13, 1999

                               MIDWAY GAMES INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     THE UNDERSIGNED, revoking all previous proxies, hereby appoints NEIL D. NICASTRO, HAROLD H. BACH, JR. and ORRIN J. EDIDIN, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers that the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on January 25, 2000 and at all adjournments thereof.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE BY THE UNDERSIGNED UPON THE FOLLOWING PROPOSALS, MORE FULLY DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF NO INSTRUCTIONS ARE GIVEN BY THE UNDERSIGNED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS DESIGNATED BY THE BOARD OF DIRECTORS AND "FOR" PROPOSAL 2.

     (1) Election of four (4) Class II Directors.

     [ ] FOR all nominees listed (except as         [ ] WITHHOLD AUTHORITY
         marked to the contrary)                        to vote for all nominees
                                                        listed

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEES, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW:

     Kenneth J. Fedesna/William E. McKenna/Harvey Reich/Ira S. Sheinfeld.

     (2) Ratification of the appointment of Ernst & Young LLP as independent auditors for fiscal 2000.

     FOR [ ]                       AGAINST [ ]                  ABSTAIN [ ]

     In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     Dated:__________,_____

     ----------------------------------
     (Signature)

     ----------------------------------
     (Signature)

                NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.